EXHIBIT 1

                  CAPITAL CONTRIBUTION AGREEMENT


                              among


                            ACS2, INC.

                             "ACS2"


                  ADVANCED CLINICAL SYSTEMS, INC.

                            "Advanced"


                    DYNAMIC ASSOCIATES, INC.

                            "Dynamic"

                               and

                     ADVANCED-DYNAMIC, LLC

                            the "LLC"


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                                 2

                    TABLE OF CONTENTS


ARTICLE I.  THE CONTRIBUTION	                              1
1.1	The Capital Contribution	                        1
1.2	Effects of the Contribution	                        2
1.3	Resulting Ownership Structure of LLC	            2
1.4	Closing; Effective Time of Contribution	            2
1.5	Certificates of Incorporation and Bylaws	            2
1.6	Managers, Directors and Officers	                  2
1.7	Outstanding Stock Appreciation Rights, Options and
      Warrants	                                          2
1.8	Securities Exemptions	                              3

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF ACS2	      3
2.1	Organization; Authority	                              3
2.2	Absence of Default	                              3
2.3	Broker's or Finder's Fees	                        4

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF ADVANCED	4
3.1	Organization, Qualification and Authority	            4
3.2	Capitalization and Stock Ownership	                  5
3.3	Absence of Default	                              5
3.4	Financial Statements.	                              5
3.5	Operations Since June 30, 1998	                  6
3.6	Licenses	                                          6
3.7	Medicare, Medicaid and Other Third-Party Payors	      7
3.8	Contracts	                                          7
3.9	Environmental Matters	                              7
3.10	Litigation	                                          8
3.11	Employees	                                          8
3.12	Insurance	                                          8
3.13	Broker's or Finder's Fee	                        8
3.14	Conflicts of Interest	                              8
3.15	Employee Benefit Plans	                              9
3.16	Compliance with Healthcare and Other Laws	            9
3.17	WARN Act	                                          9
3.18	Tax Returns; Taxes	                              9
3.19	Tax Reorganization	                             10
3.20	Title to and Conditions of Assets	                 10
3.21	No Omissions or Misstatements	                       10

ARTICLE IV.   REPRESENTATIONS AND WARRANTIES REGARDING LLC 11
4.1	Organization, Qualification and Authority	           11
4.2	Capitalization and Stock Ownership	                 11
4.3	Absence of Default	                             11
4.4	Broker's or Finder's Fee	                       12

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                                 3

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF DYNAMIC	     12
5.1	Organization, Qualification and Authority            12
5.2	Capitalization and Stock Ownership	                 13
5.3	Absence of Default	                             14
5.4	Operations Since December 31, 1997	                 14
5.5	Licenses	                                         15
5.6	Medicare, Medicaid and Other Third-Party Payors	     15
5.7	Contracts	                                         15
5.8	Environmental Matters	                             16
5.9	Litigation	                                         16
5.10	Employees	                                         17
5.11	Insurance	                                         17
5.12	Broker's or Finder's Fee	                       17
5.13	Conflicts of Interest	                             17
5.14	Employee Benefit Plans	                             18
5.15	Compliance with Healthcare and Other Laws	           18
5.16	WARN Act	                                         18
5.17	Tax Returns; Taxes	                             18
5.18	Tax Reorganization	                             19
5.19	Title to and Conditions of Assets                    19
5.20	SEC Information	                                   19
5.21	Absence of Appraisal Rights	                       20
5.22	No Omissions or Misstatements	                       20

ARTICLE VI. COVENANTS OF PARTIES	                       20
6.1	Preservation of Business and Assets	                 20
6.2	Retention of Assets of LLC	                       21
6.3	Absence of Material Change	                       21
6.4	Material Transactions	                             21
6.5	[Omitted.]	                                         22
6.6	Certain Tax Matters	                             23
6.7	Preserve Accuracy of Representations and Warranties  23
6.8	Notice of Subsequent Events	                       23
6.9	Medicare and Medicaid Reporting	                 23
6.10	Current Return Filing	                             24
6.11	Maintain Books and Accounting Practices	           24
6.12	Compliance with Laws and Regulatory Consents	     24
6.13	Maintain Insurance Coverage	                       24
6.14	Closing Deliveries	                             24

ARTICLE VII.   CONDITIONS TO CLOSING	                 26
7.1	Conditions to Each Party's Obligation to Effect the
      Merger	                                         26
7.2	Further Conditions to Obligation of Dynamic and LLC
      to Effect the Contribution	                       26
7.3	Further Conditions to Obligation of ACS2 to Effect
      the Contribution	                                   27

ARTICLE VIII. TERMINATION; AMENDMENT; EXTENSION AND WAIVER 28

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                                 4

8.1	Termination by Mutual Consent	                       28
8.2	Termination by Either ACS2 or Dynamic	           28
8.3	Effect of Termination and Abandonment	           28
8.4	Failure to Consummate Merger	                       28
8.5	Extension; Waiver	                                   28

ARTICLE IX. SURVIVAL OF PROVISIONS AND INDEMNIFICATION     29
9.1	Survival	                                         29
9.2	Indemnification by Dynamic	                       29
9.3	Indemnification by ACS2	                             29
9.4	Indemnification by Advanced	                       29
9.5	Rules Regarding Indemnification	                 30
9.6	Exclusive Remedy	                                   31

ARTICLE X. MISCELLANEOUS	                             31
10.1	Expenses	                                         31
10.2	Notices	                                         31
10.3	Confidentiality; Prohibition on Trading	           32
10.4	Controlling Law	                                   32
10.5	Headings	                                         32
10.6	Benefit	                                         32
10.7	Partial Invalidity	                             32
10.8	Counterparts and Facsimiles	                       33
10.9	Interpretation	                                   33
10.10	Entire Agreement, Waivers	                       33
10.11	Legal Fees and Costs	                             33

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                                 1

                   CAPITAL CONTRIBUTION AGREEMENT

     THIS CAPITAL CONTRIBUTION AGREEMENT is entered into as of March 30, 1999, by and among ACS2, INC., a Delaware corporation ("ACS2"), ADVANCED CLINICAL SYSTEMS, INC., a Delaware corporation and wholly owned subsidiary of ACS2 ("Advanced"), DYNAMIC ASSOCIATES, INC., a Nevada corporation ("Dynamic"), and ADVANCED-DYNAMIC, LLC, a newly-formed Nevada limited liability company (the "LLC").

                           R E C I T A L S:

     WHEREAS, the parties believe that a business combination between ACS2 and Dynamic is in the best interest of the respective corporations and their shareholders; and

     WHEREAS, Dynamic has filed Articles of Organization in order to form the LLC; and

     WHEREAS, the parties intend to consummate a merger of ACS2 with and into a wholly owned Dynamic subsidiary as soon as appropriate shareholder approval and other conditions are satisfied (the "Merger"), as set forth in that certain Agreement and Plan of Merger of even date herewith among the parties hereto (the "Merger Agreement"); and

     WHEREAS, the respective Boards of Directors of Dynamic and ACS2 have approved both the transactions contemplated hereunder and the Merger, upon the terms and conditions set forth in this Agreement and the Merger Agreement and in accordance with the Delaware General Corporation Law, and Chapter 78 "Private Corporations" and Chapter 92A "Mergers and Exchanges of Interest" of the Nevada Revised Statutes; and

     WHEREAS, the parties intend the transactions contemplated under this Agreement are to be treated as tax-free contributions pursuant to Section 721 of the Internal Revenue Code of 1986, as amended (the "Code"), and further, wish to adopt the Merger Agreement and appropriate Certificates of Merger and Articles of Merger, as a "plan of reorganization" within the meaning of Section 368(a) of the Code, and to cause the contemplated transactions to qualify as a reorganization under the provisions of Section 368(a)(1)(A) of the Code.

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

                  ARTICLE I.  THE CONTRIBUTION

     1.1  	The Capital Contribution.  Prior to the date hereof, the
LLC has been formed under Nevada law and Dynamic and ACS2 are its sole members. At the Effective Time of the Contribution (as defined in Section 1.4 hereof) and subject to and upon the terms and conditions of this Agreement, Dynamic will contribute to the LLC as a capital

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contribution all issued and outstanding common
stock of the "Dynamic Subsidiaries" (as such term is defined in Section 5.1), and ACS2 will contribute to the LLC as a capital contribution all outstanding common stock of Advanced (the
"Advanced Stock"), (collectively, the "Contribution").

     1.2 	Effects of the Contribution.  At the Effective Time of
Contribution, the LLC will accept the Contribution and the Dynamic Subsidiaries and Advanced will become the direct, wholly-owned subsidiaries of the LLC, and each will, without any other action, continue to possess all its respective assets, rights, privileges, powers and franchises, of a public as well as of a private nature, and be subject to all its respective restrictions, disabilities, liabilities and duties as existed prior to the Contribution; and all rights, privileges, powers and franchises of each such corporation, and all property, real, personal and mixed of each such corporation, and all debts due to each such corporation, on whatever account, will remain vested in each such corporation.

     1.3  	Resulting Ownership Structure of LLC.  Immediately prior
to the Contribution, the issued and outstanding units of the LLC
(the "LLC Units") will consist of two (2) LLC Units, one of which will be held by each of ACS2 and Dynamic. As of the Effective Time of the Contribution, Dynamic will receive an additional ninety-nine
(99) LLC Units in consideration for its capital contribution to the LLC and ACS2 will receive ninety-nine (99) LLC Units in consideration for its capital contribution to the LLC.

     1.4  	Closing; Effective Time of Contribution.  The closing of
the Contribution (the "Closing") will take place on the date of this Agreement, subject to satisfaction or waiver of the conditions set forth in this Agreement, at the offices of Harwell Howard Hyne Gabbert & Manner, P.C., Nashville, Tennessee. The Contribution will be effective as of 12:01 a.m. on the first business day following the Closing (the "Effective Time of Contribution").

     1.5  	Certificates of Incorporation and Bylaws.  The Operating
Agreement of the LLC as in effect prior to the Effective Time of Contribution will remain in effect following the Contribution, unless and until amended in accordance with the provisions of applicable law. The "Charter" (which term as used throughout this Agreement will mean a corporation's charter, or comparable document, such as "Articles of Incorporation" or "Certificate of Incorporation") and Bylaws of each of the Dynamic Subsidiaries and of Advanced as in effect prior to the Effective Time of Contribution will remain in effect following the Contribution, unless and until amended in accordance with the provisions of applicable corporate law.

     1.6 Managers, Directors and Officers. At the Effective Time of Contribution, the respective managers, directors and officers of each of the LLC, the Dynamic Subsidiaries and Advanced will be as noted on Exhibit 1.6 attached hereto, and will remain as such until their successors have been duly elected and qualified in accordance with applicable corporate law. Each party will use its best efforts to retain its managers, directors and/or officers, as the case may be, until the Merger is consummated.

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                                 3

     1.7	 Outstanding Stock Appreciation Rights, Options and
Warrants. All outstanding Advanced Warrants, Advanced Options and Advanced SARs (as each is defined in Section 3.2(b)) will be canceled pursuant to certain cancellation agreements, the forms of which are attached hereto as Exhibit 1.7.

     1.8	 Securities Exemptions.  The LLC Units already issued and
to be issued in connection with the Contribution are and will be issued pursuant to an exemption from registration provided by
Section 4(2) of the Securities Act of 1933, as amended (the
"Securities Act") and Section 90.530(1) of the Nevada Uniform
Securities Act.


     ARTICLE II. REPRESENTATIONS AND WARRANTIES OF ACS2

     As an inducement to Dynamic and LLC to enter into this Agreement and to consummate the transactions contemplated hereunder, ACS2 represents and warrants to Dynamic and LLC, which representations will be true and correct at Closing, as follows:

     2.1	 Organization; Authority.  ACS2 is a corporation duly
organized, validly existing and in good standing in the State of Delaware, and is not required to be duly qualified to do business as foreign corporation in any other jurisdiction. Since the date of its organization and incorporation, ACS2 has consistently observed and operated within the corporate formalities of the jurisdiction in which it is incorporated, and has consistently observed and complied with the general corporation law of such jurisdiction. ACS2 does not own stock or equity interest in and does not control, directly or indirectly, any corporation, partnership, joint venture, association or business organization other than those entities listed on Exhibit 2.1 attached hereto (collectively, the "ACS2 Subsidiaries"). Except for the Advanced Options, Advanced Warrants and Advanced SARs referred to elsewhere herein, all outstanding shares of capital stock of the entities listed on Exhibit 2.1 consist solely of common stock and are owned by either ACS2 or Advanced free and clear of all liens, charges and encumbrances. Subject to obtaining certain third party consents, ACS2 has the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement. This Agreement and all other such agreements and documents executed in connection herewith by ACS2, upon due execution and delivery thereof, will constitute the valid and binding obligations of ACS2, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws effecting creditors' rights generally and by general principles of equity.
 The authorized capital stock of ACS2 consists of 10,000,000 shares of common stock.


     2.2 Absence of Default. Subject to obtaining certain third party consents, the execution, delivery and consummation of this Agreement, and all other agreements and documents executed in connection herewith, by ACS2 will not constitute a violation of, be in conflict with, or, with or without the giving of notice or the passage of time, or both, result in a breach of, constitute a default under, or create (or cause the acceleration of the maturity of) any debt, indenture, obligation or liability or result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the assets of ACS2

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                                 4

under (a) the Charter or Bylaws of ACS2; (b) any contract, lease, purchase order, agreement, document or other commitment, oral or written, to which ACS2 is a party or by which ACS2 is bound;
(c) any judgment, decree, order, writ, injunction or rule of any court or regulatory authority; or (d) to the knowledge of ACS2, any law, statute, rule or regulation to which ACS2 is subject.

     2.3	 Broker's or Finder's Fees.  ACS2 has not employed, and
is not liable for the payment of any fee to, any finder, broker or similar person in connection with the transactions contemplated under this Agreement.


        ARTICLE III. REPRESENTATIONS AND WARRANTIES OF ADVANCED

     As an inducement to Dynamic and LLC to enter into this Agreement and to consummate the transactions contemplated hereunder, Advanced represents and warrants to Dynamic and LLC, which representations will be true and correct at Closing, as follows. Any representation, warranty or covenant of or relating to Advanced is hereby deemed to also be a representation, warranty or covenant of or relating to any and all of the other ACS2 Subsidiaries, as applicable, but not of ACS2.

     3.1 Organization, Qualification and Authority. Advanced is a corporation duly organized, validly existing and in good standing in the State of Delaware and is not required to be qualified as a foreign corporation in any other jurisdiction. Each ACS2 Subsidiary is a corporation duly organized, validly existing, in good standing and duly qualified as a foreign corporation in the respective jurisdictions set forth in Exhibit 3.1 attached hereto.
 Since the date of its organization and incorporation, Advanced has consistently observed and operated within the corporate formalities of the jurisdictions in which it is incorporated and/or conducts its business, and has consistently observed and complied with the general corporation law of such jurisdictions. True and complete copies of the Charter and Bylaws, as currently in effect, of each ACS2 Subsidiary have been previously delivered to Dynamic. No amendments to any such Charter or Bylaws have been authorized. Advanced has the full corporate power and authority to own, lease and operate its properties and assets as presently owned, leased and operated and to carry on its business as it is now being conducted. Subject to obtaining certain third party consents, Advanced has the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement. Subject to obtaining certain third party consents, the execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Advanced have been duly authorized by all necessary corporate action on the part of Advanced and no other action on the part of Advanced or any other person or entity is necessary to authorize the execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith. This Agreement and all other agreements and documents executed in connection herewith by Advanced, upon due execution and delivery thereof, will constitute the valid and binding obligations of ACS2, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency,

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                                 5

reorganization or similar laws affecting creditors' rights generally and by general principles of equity.


     3.2     Capitalization and Stock Ownership.

     (a) Common Stock. The authorized capital stock of Advanced, being ten million (10,000,000) shares, $0.01 par value, of common stock, along with the securities referenced in clause (b) below, constitutes all issued and outstanding securities of Advanced, and is duly authorized, validly issued, fully paid and nonassessable.
 The Advanced Stock is not subject to preemptive or comparable rights. The Advanced Stock has been issued in accordance with all applicable federal and state securities laws.

     (b) Other Securities. As of the date hereof, 138,000 shares of Advanced Stock (or shares of common stock of an ACS2 Subsidiary) are reserved for issuance upon the exercise of outstanding warrants (the "Advanced Warrants"), 386,000 shares of Advanced Stock are reserved for issuance upon exercise of outstanding options (the "Advanced Options"), and no other shares of Advanced Stock are or need to be reserved for any other purpose. In addition, Advanced has issued the Stock Appreciation Rights more fully described in
Exhibit 3.2(b) attached hereto (the "Advanced SARs"). Except for the Advanced Warrants, the Advanced Options and the Advanced SARs referenced in this clause (b), there are not any existing options, warrants, calls, subscriptions or other rights or agreements or commitments obligating Advanced to issue, transfer or sell any capital stock of it or any ACS2 Subsidiary or any other security convertible into or evidencing the right to subscribe for any such stock.

     (c) Related Agreements. There are no voting trusts, voting agreements, shareholders' agreements or other comparable commitments or understandings to which Advanced is a party or by which Advanced is bound with respect to the voting of any Advanced Stock or capital stock of any other ACS2 Subsidiary.

     3.3 Absence of Default. Except as set forth on Exhibit 3.3 attached hereto, the execution, delivery and consummation of this Agreement, and all other agreements and documents executed in connection herewith by Advanced will not constitute a violation of, be in conflict with, or, with or without the giving of notice or the passage of time, or both, result in a breach of, constitute a default under, or create (or cause the acceleration of the maturity of) any debt, indenture, obligation or liability or result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the assets of Advanced under: (a) any term or provision of the Charter or Bylaws of Advanced; (b) any material contract, lease, purchase order, agreement, document or other commitment, oral or written, to which Advanced is a party or by which Advanced is bound (collectively, the "Advanced Contracts") (for purposes of categorizing contracts, "material" is defined to exclude any contract, lease, purchase order, agreement, document or commitment which both (y) in terms of payments, costs, services or other measure does not exceed $10,000.00 in the aggregate, and (z) is terminable without penalty upon ninety (90) days' written notice or less); (c) any judgment, decree, order, writ, injunction or rule of any court or regulatory authority; or (d) to the knowledge of Advanced, any law, statute, rule or regulation to which Advanced is subject.

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                                 6

     3.4 Financial Statements. Attached hereto as Exhibit 3.4 are true and correct copies of Advanced's audited balance sheets as of June 30, 1998, and its income statements for the year then ending (the "Advanced Fiscal Year Financial Statements"), and the interim unaudited balance sheet and income statement of ACS2 for the seven (7) month period ended January 31, 1999 (the "Advanced Interim Financial Statements" which with the Advanced Fiscal Year Financial Statements will be the "Advanced Financial Statements").
 The Advanced Financial Statements are based on the books and records of Advanced and present fairly and accurately the assets, liabilities and financial position of Advanced as of, and the results of its operations for, the respective periods specified.
 Such financial statements do not pertain in any way to ACS2. The Advanced Fiscal Year Financial Statements have been prepared in accordance with generally accepted accounting principles.

     3.5  Operations Since June 30, 1998.  Except as set forth on
Exhibit 3.5 attached hereto, to the knowledge of Advanced, since
June 30, 1998, there has been no:

          (1) change in the assets, liabilities or financial condition of Advanced which has a material adverse effect on Advanced's assets or business;

          (2) material loss, damage or destruction of or to any of the assets of Advanced, whether or not covered by insurance;

          (3) sale, lease, transfer or other disposition by Advanced of, or mortgages or pledges of or the imposition of any lien, charge or encumbrance on, any material portion of the assets of Advanced, other than those made in the ordinary course of business;

          (4) substantial increase in the compensation payable by Advanced to any of its employees, directors, independent contractors or agents, or increase in, or institution of, any bonus, insurance, pension, profit-sharing or other employee benefit plan or arrangements made to, for or with the employees, directors, independent contractors or agents of Advanced;

          (5) payment by Advanced of any dividend or other distribution to its stockholders other than compensation as an employee of ACS2 or Advanced;

          (6) material change in the accounting methods or practices employed by Advanced or change in adopted depreciation or amortization policies; or

          (7) strike, work stoppage or other labor dispute by or with Advanced employees which materially adversely affects
Advanced's operations.

     3.6 Licenses. Advanced has all local, state and federal licenses, permits, registrations, certificates, contracts, consents, accreditations and approvals (collectively, the "Licenses") necessary for it to occupy, operate and conduct its business, and there do not exist any waivers or exemptions relating thereto. To the knowledge of Advanced, there is no material default on the part of Advanced under any of the Licenses and there exist no grounds for revocation, suspension or limitation of any of the Licenses. Neither the

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                                 7

execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereunder will result in any revocation or termination of any License.

     III.7 Medicare, Medicaid and Other Third-Party Payors. Advanced is a party to contracts with parties who participate in and are "providers" under the Medicare and Medicaid and other third party payor Programs (the "Programs"). Advanced has materially complied with all rules and regulations of the Programs and with all statutes and regulations governing the Programs in the conduct of the business carried on by Advanced, including conduct under any Advanced Contracts related to the Programs. Advanced, without inquiry, is not aware of any claims, actions or appeals pending or threatened with respect to any such providers or of any disallowances against any such providers which disallowances, in the aggregate, exceed Ten Thousand and No/100 Dollars ($10,000.00), including, but not limited to, material disallowances for any fees charged by Advanced to such providers; and Advanced is not aware of any such providers receiving notice of any pending, threatened or possible decertification or other loss of participation in any of the Programs.

     3.8  Contracts.

          (a) Dynamic has had an opportunity to review copies of all written Advanced Contracts, including the contracts referenced in Section 3.7. No Advanced Contract has been modified or amended from the form which has been provided to Dynamic for review. No event or condition has happened or presently exists which constitutes a default or breach or, after notice or lapse of time or both, would constitute a default or breach by Advanced under any Advanced Contract provided that Advanced is in default under its credit agreement with Nations Credit and this transaction will be a default thereunder. Except as listed in Exhibit 3.8(a) attached hereto, no Advanced Contract has been entered into with any affiliate of Advanced. Subject to obtaining certain third party consents, consummation of the transactions contemplated hereunder will not default, alternate or terminate any of Advanced Contract.

          (b) To its knowledge, Advanced has no claims as of the date hereof against Dynamic, its affiliates or representatives with regard to that certain Interim Management Agreement dated December 7, 1998, as amended (the "Interim Management Contract") other than as set forth in Exhibit 3.8(b) attached hereto.

     3.9  Environmental Matters.

          (a) Hazardous Substances. As used in this Section, the term "Hazardous Substances" means any hazardous or toxic substances, materials or wastes, including but not limited to those substances, materials, and wastes defined in Paragraph 101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), listed in the United States Department of Transportation Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances pursuant to 40 CFR Part 302, or which are regulated under any other Environmental Law (as such term is defined herein), and any of the following: hydrocarbons, petroleum and

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                                 8

petroleum products, asbestos, polychlorinated biphenyls, formaldehyde, radioactive substances (other than naturally occurring materials in place), flammables and explosives.


          (b) Compliance with Laws and Regulations. All operations or activities of Advanced on, and any use or occupancy by Advanced of, the real estate necessary to operate the business of Advanced are in material compliance with any and all laws, regulations, orders, codes, judicial decisions, decrees, licenses, permits and other applicable requirements of governmental authorities with respect to Hazardous Substances, pollution or protection of human health and safety (collectively, "Environmental Law"), including but not limited to the release, emission, discharge, storage and removal of Hazardous Substances. To the knowledge of Advanced, without inquiry, all prior owners, operators and occupants of such real estate complied with Environmental Law. Advanced is not aware of any pending or threatened claim, lawsuit, investigation or inquiry regarding non-compliance with Environmental Law pertaining to the operations of, or real estate leased by, Advanced.

     3.10 Litigation. Except as set forth in Exhibit 3.10 attached hereto, there are no lawsuits, proceedings, actions, arbitrations, governmental investigations, claims, inquiries or proceedings pending or, to the knowledge of Advanced, threatened involving Advanced. Advanced believes that none of the matters listed on Exhibit 3.10 would, singly or in the aggregate, reasonably be expected to materially adversely affect Advanced or its operations.

     3.11  Employees.

          (a) Exhibit 3.11 attached hereto sets forth a complete list of all Advanced officers, with their rates of pay, job titles and employment start dates.

          (b) Advanced is not a party to any labor contract, collective bargaining agreement, contract, letter of understanding, or any other arrangement, formal or informal, with any labor union or organization which obligates it to compensate its employees at prevailing rates or union scale, nor are any of such employees represented by any labor union or organization. There is no pending or, to the knowledge of Advanced, threatened labor dispute, work stoppage, unfair labor practice complaint, strike, administrative or court proceeding or order between Advanced and any of its employees. There is no pending or, to the knowledge of Advanced, threatened suit, action, investigation or claim between
Advanced and any of its present or former employees.   Advanced
knows of no labor union organizing activity at any location of Advanced within the last three (3) years.

     3.12 Insurance. Advanced has in effect and has continuously maintained since February 22, 1998 insurance coverage for all of its operations, personnel and assets. Exhibit 3.12 attached hereto sets forth a summary of Advanced's current insurance coverage (listing type, carrier and limits), and includes a list of any pending insurance claims relating to Advanced.

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                                 9

     3.13 Broker's or Finder's Fee. Advanced has not employed, and is not liable for the payment of any fee to, any finder, broker or similar person in connection with the transactions contemplated under this Agreement.


     3.14 Conflicts of Interest. To the knowledge of Advanced, none of the following is either a supplier of goods or services to Advanced (other than as an employee), or directly or indirectly controls or is a director or officer of any corporation, firm, association, partnership or other business entity that is a supplier of goods or services to Advanced: (a) any director or officer of Advanced or, (b) any entity under common control with Advanced.

     3.15 Employee Benefit Plans. Other than health and comparable insurance, Advance does not maintain or contribute to, or is required to maintain or contribute to, any "employee welfare benefit plan" or any "employee pension benefit plan" as each is defined in the Employee Retirement Income Security Act of 1974 as amended. Further, no such benefit plans covered employees of Advanced during the period of their employment with any predecessor of Advanced, including any multi-employer pension plan as defined under the Code. Accordingly, there are no unfunded liabilities of Advanced under any benefit plans.

     3.16 Compliance with Healthcare and Other Laws. The business of Advanced has been and is currently operated in material compliance with all applicable laws, rules and regulations of each jurisdiction in which the business of Advanced is conducted. Advanced has not made any kickback, bribe or payment to any person or entity, directly or indirectly, for referring, recommending or arranging business or patients with, to or for Advanced which action could have a material adverse effect on the business of Advanced. No bulk sales or similar statute under the laws of the State of Tennessee applies to the transactions contemplated under this Agreement. The transactions contemplated under this Agreement comply with any applicable antitrust or similar laws of the State of Tennessee. To the knowledge of Advanced, none of the Advanced Contracts and no activity of Advanced violates Section 1877 of the Social Security Act or any similar provision of applicable state law in any material respect. To the knowledge of Advanced, none of the Advanced Contracts and no activity of Advanced violates provisions of applicable state law relating to kickbacks, self-referrals, fee-splitting or the corporate practice of medicine in any material respect.

     3.17 WARN Act. Since ninety (90) days prior to Closing, Advanced has not temporarily or permanently closed or shut down any single site of employment or any facility or any operating unit, department or service within a single site of employment, as such terms are used in the Worker Adjustment and Retraining Notification
Act, 29 U.S.C.   2102, et seq. ("WARN").

     3.18  Tax Returns; Taxes.


          (a) Advanced has filed all federal, state and local tax returns and tax reports required by such authorities to be filed as of the date hereof. Advanced has paid all taxes, assessments, governmental charges, penalties, interest and fines due or claimed to be due as of the time of Closing (including, without limitation, taxes on properties,

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                                 10

income, franchises, licenses, sales and
payrolls) by any federal, state or local authority. Additionally, the reserves for taxes reflected in the Advanced Financial Statements are adequate to cover all tax liabilities accrued as of the respective dates thereof. There is no pending tax examination or audit of, nor any action, suit, investigation or claim asserted or, to the knowledge of Advanced, threatened against Advanced by any federal, state or local authority; and Advanced has not requested or been granted any extension of the limitation period applicable to any tax claims.

          (b) Advanced has complied with all applicable laws, rules and regulations relating to the payment and withholding of taxes and has timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over. No agreements have been made by Advanced to waive the statute of limitations for the assessment or payment of any taxes. To the knowledge of Advanced, Advanced has not committed any violation of any federal, state or local tax laws.

     3.19 Tax Reorganization. Advanced has neither taken nor failed to take any action which would prevent the Contribution from being treated as tax-free contributions under Section 721 of the Code, or the Merger from constituting a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

     3.20 Title to and Conditions of Assets. Advanced is the sole legal and beneficial owner of the personal property used in operating its business, including all personal property reflected in the Advanced Financial Statements, and all such personal property is owned by Advanced free and clear of all liens, security interests, charges and encumbrances, except as disclosed in the Advanced Financial Statements or Exhibit 3.20(a) attached hereto.
 Advanced owns no real property, but is in lawful possession of the real estate it leases. Advanced is in material compliance with respect to all leases of real estate entered into for the conduct of its business. All equipment owned or leased by Advanced performs the respective functions they are supposed to perform and are in good working order, ordinary wear and tear accepted. The inventory of Advanced is, in the aggregate, of a quality and quantity customarily used in the ordinary course of business. All trademarks, service marks, trade names, inventions, patents, processes, copyrights and applications therefor, registered or at common law (collectively, the "Intellectual Property") owned or used by Advanced are listed and described in Exhibit 3.20(b) attached hereto. Advanced is the sole legal and beneficial owner of such Intellectual Property. No proceedings have been instituted or pending or, to the knowledge of Advanced, threatened which challenge the validity of the ownership or use by Advanced of any such Intellectual Property. Advanced has not licensed a third party to use any such Intellectual Property, and Advanced has no knowledge of the unlawful use or infringement of any such Intellectual Property by any other person. Advanced possesses adequate and enforceable licences to use all Intellectual Property currently used but not owned by Advanced.


     3.21 No Omissions or Misstatements. There is no fact material to the assets, businesses, liabilities or prospects of Advanced as a whole which has not been set forth or described in this Agreement or in the Exhibits hereto and which is material to the conduct, prospects, operations or financial condition of the LLC. None of the information included in this Agreement and Exhibits hereto, or other documents furnished or to be

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                                 11

furnished by Advanced contains any untrue statement of a material fact or is misleading in any material respect or omits to state any material fact necessary in order to make any of the statements herein or therein not misleading in light of the circumstances in which they were made. Copies of all documents referred to in any Exhibit hereto have been delivered or made available to Dynamic and constitute true, correct and complete copies thereof and include all amendments, exhibits, schedules, appendices, supplements or modifications thereto or waivers thereunder.


     ARTICLE IV.   REPRESENTATIONS AND WARRANTIES REGARDING LLC

     As an inducement to ACS2 and Advanced to enter into this Agreement and to consummate the transactions contemplated hereunder, Dynamic hereby represents and warrants to ACS2 and Advanced, which representations and warranties will be true and correct on the date of Closing, as follows with respect to the LLC:

     4.1	 Organization, Qualification and Authority.  The LLC is
a limited liability company duly organized, validly existing and in good standing in the State of Nevada, and is not required to be qualified to do business as a foreign corporation in any other jurisdiction. Since the date of its formation, LLC has consistently observed and operated within the corporate formalities of the jurisdictions in which it is formed and/or conducts its business, and has consistently observed and complied with the applicable law of such jurisdictions. LLC does not own stock or equity interests in and does not control, directly or indirectly, any corporation, partnership, joint venture, association or business organization prior to the Effective Time of Contribution.
LLC will conduct no operations, will enter into no agreements, and will own no assets prior to the Closing. LLC has the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement, to consummate the transactions contemplated on the part of LLC hereby, and to take all actions necessary to permit or approve the actions LLC takes in connection with this Agreement. The execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by LLC has been duly authorized by all necessary corporate action on the part of LLC.
No other action on the part of LLC or any other person or entity is necessary to authorize the execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith. This Agreement and all other agreements and documents executed in connection herewith by LLC, upon due execution and delivery thereof, will constitute the valid and binding obligations of LLC, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.


     4.2 Capitalization and Stock Ownership. The units of the LLC, being two (2) units, constituted all issued and outstanding securities of LLC. These two (2) units, along with the additional units to be issued upon Closing of the Contribution (collectively, the "LLC Units"), are (or will be) duly authorized, validly issued, fully paid and nonassessable, and are (or will be ) owned free and clear of any liens, charges, encumbrances, security

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                                 12

interests, pledges or any other restrictions whatsoever. The LLC Units are not, and will not be, subject to preemptive or comparable rights. The LLC Units are and will be issued to Dynamic and ACS2 in accordance with all applicable federal and state securities laws, and will continue to be held solely by Dynamic and ACS2 through Closing.

     4.3 Absence of Default. The execution, delivery and consummation of this Agreement, and all other agreements and documents executed in connection herewith by LLC will not constitute a violation of, be in conflict with, or, with or without the giving of notice or the passage of time, or both, result in a breach of, constitute a default under, or create (or cause the acceleration of the maturity of) any debt, indenture, obligation or liability or result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the assets of LLC under: (a) any term or provision of the Operating Agreement of LLC; (b) any contract, lease, purchase order, agreement, document or other commitment, oral or written, to which LLC is a party or by which LLC is bound; (c) any judgment, decree, order, writ, injunction or rule of any court or regulatory authority; or
(d), to the knowledge of LLC or Dynamic, any law, statute, rule or regulation to which LLC is subject.

     4.4	 Broker's or Finder's Fee.  LLC has not employed, and is
not liable for the payment of any fee to, any finder, broker or similar person in connection with the transactions contemplated under this Agreement.


         ARTICLE V. REPRESENTATIONS AND WARRANTIES OF DYNAMIC

     As an inducement to ACS2 and Advanced to enter into this Agreement and to consummate the transactions contemplated hereunder, Dynamic hereby represents and warrants to ACS2 and Advanced, which representations and warranties will be true and correct on the date of Closing, as follows. Any representation, warranty or covenant of or relating to Dynamic is hereby deemed to also be a representation, warranty or covenant of or relating to any and all of the Dynamic Subsidiaries (as defined in Section 5.1), and the LLC, as applicable.


     5.1	 Organization, Qualification and Authority.  Dynamic is
a corporation duly organized, validly existing and in good standing in the State of Nevada, and is not required to be qualified to do business as a foreign corporation in any other jurisdiction. Since the date of its organization and incorporation, Dynamic has consistently observed and operated within the corporate formalities of the jurisdictions in which it is incorporated and/or conducts its business, and has consistently observed and complied with the general corporation law of such jurisdictions. Dynamic does not own stock or equity interests in and does not control, directly or indirectly, any corporation, partnership, joint venture, association or business organization other than the LLC and the entities set forth on Exhibit 5.1 attached hereto (collectively, the "Dynamic Subsidiaries"). Each Dynamic Subsidiary is a corporation duly organized, validly existing, in good standing and duly qualified as a foreign corporation in the respective jurisdictions set forth in Exhibit 5.1. All outstanding and securities of the Dynamic Subsidiaries consist solely of common stock and have been validly issued in accordance with all applicable federal, state and foreign securities laws

<PAGE 61>

                                 13

and are owned by Dynamic, free and clear of all liens, charges, encumbrances, claims and options of any nature. True and complete copies of the Charters and Bylaws, as currently in effect, of Dynamic and each Dynamic Subsidiary have been previously delivered to ACS2 and Advanced. Other than the amendments attached hereto as part of Exhibit 5.1, no amendments to any such Charters or Bylaws have been authorized since January 1, 1998. Dynamic has the full corporate power and authority to own, lease and operate its properties and assets as presently owned, leased and operated and to carry on its business as it is now being conducted.
Dynamic has the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement, to consummate the transactions contemplated on the part of Dynamic hereby, and to take all actions necessary to permit or approve the actions Dynamic takes in connection with this Agreement. The execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Dynamic (other than the Merger Agreement and documents related thereto, for which requisite shareholder approval must be obtained) has been duly authorized by all necessary corporate action on the part of Dynamic. No other action on the part of Dynamic or any other person or entity is necessary to authorize the execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith (other than the Merger Agreement and documents related thereto, for which requisite shareholder approval must be obtained). This Agreement and all other agreements and documents executed in connection herewith by Dynamic, upon due execution and delivery thereof, will constitute the valid and binding obligations of Dynamic, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

     5.2	 Capitalization and Stock Ownership.

          (a) Common Stock. The authorized capital stock of Dynamic (the "Dynamic Stock"), consists of 100,000,000 shares, $0.001 par value, of common stock, of which 18,386,929 shares are issued and outstanding as of the date hereof. These shares of Dynamic Stock, along with the securities referenced in clause (b) below and the original and replacement convertible notes referenced in Section 6.5, constitutes all past and current issued and outstanding securities of Dynamic, and are duly authorized, validly issued, fully paid and nonassessable. Dynamic Stock is not subject to preemptive or comparable rights. The Dynamic Stock and any other currently or previously outstanding securities of Dynamic have been issued in accordance with all applicable federal, state and foreign securities laws.


          (b) Other Securities. As of the date hereof, 8,575,000 shares of Dynamic stock are reserved for issuance upon the exercise of outstanding warrants (the "Dynamic Warrants"), 117,500 shares of Dynamic Stock are reserved for issuance upon exercise of outstanding options (the "Dynamic Options"), all of which have been granted under the 1997 Stock Option Plan, 8,325,000 shares of Dynamic stock are reserved for issuance upon conversion of those certain replacement 7.5% convertible subordinated notes in the aggregate principal amount of $8,325,000 (the "Dynamic Secured Notes") and no other

<PAGE 62>

                                 14

shares of Dynamic Stock are or need to be reserved for any other purpose. Dynamic has issued the Dynamic Secured Notes in the aggregate principal amount of $8,325,000.00, which notes are convertible into that number of shares of Dynamic Common Stock equal to the principal amount of such notes divided by $1.00. The redemption of the original notes and the issuance of the Dynamic Secured Notes in replacement thereof was effected in full compliance with law. True and correct and fully executed copies of all documents regarding the redemption and issuance of the convertible notes by Dynamic have been provided to ACS2 and Advanced. Except for the Dynamic Warrants, the Dynamic Options and the Dynamic Secured Notes referenced in this clause (b), there are not any existing options, warrants, calls, subscriptions, stock appreciation rights, or other rights or agreements or commitments obligating Dynamic to issue, transfer or sell any capital stock or other security of it or any Dynamic Subsidiary or any other security convertible into or evidencing the right to subscribe for any such stock or security.

          (c) Related Agreements. Other than the Operating Agreement of the LLC as currently in effect, there are no voting trusts, voting agreements, shareholders' agreements, registration rights agreements or other comparable commitments or understandings, oral or written, to which Dynamic is a party or by which Dynamic is bound with respect to the voting of any Dynamic Stock or the capital stock or securities of any Dynamic Subsidiary.


          (d) Sufficient Shares. At the Effective Time of the Merger, Dynamic will have a sufficient number of authorized but unissued and/or treasury shares of Dynamic Stock available for issuance to the ACS2 Stockholders in accordance with the provisions of the Merger Agreement. Dynamic Stock to be issued pursuant to the Agreement will, when so delivered, be duly and validly issued in accordance with all applicable federal and state securities laws, will be fully paid and nonassessable, and will be free and clear of preemptive and similar rights.

     5.3 Absence of Default. The execution, delivery and consummation of this Agreement, and all other agreements and documents executed in connection herewith by Dynamic, will not constitute a violation of, be in conflict with, or, with or without the giving of notice or the passage of time, or both, result in a breach of, constitute a default under, or create (or cause the acceleration of the maturity of) any debt, indenture, obligation or liability or result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the assets of Dynamic under: (a) any term or provision of the Charter or Bylaws of Dynamic; (b) any material contract, lease, purchase order, agreement, document or other commitment, oral or written, to which Dynamic is a party or by which Dynamic is bound (collectively the "Dynamic Contracts") (for purposes of categorizing contracts, "material" being defined to exclude any contract, lease, purchase order, agreement, document or commitment which both (y) in terms of payments, costs, services or other measure does not exceed $10,000.00 in the aggregate, and (z) is terminable without penalty, upon ninety (90) days' written notice or less); (c) any judgment, decree, order, writ, injunction or rule of any court or regulatory authority; or (d), to the knowledge of Dynamic, any law, statute, rule or regulation to which Dynamic is subject.

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                                 15

     5.4	 Operations Since December 31, 1997.  Except as set forth
on Exhibit 5.4 attached hereto, to the knowledge of Dynamic, since
 December 31, 1997, there has been no:

          (1) change in the assets, liabilities or financial condition of Dynamic which has a material adverse effect on Dynamic' assets or business;

          (2) material loss, damage or destruction of or to any of the assets of Dynamic, whether or not covered by insurance;

          (3) sale, lease, transfer or other disposition by Dynamic of, or mortgages or pledges of or the imposition of any lien, charge or encumbrance on, any material portion of the assets of Dynamic, other than those made in the ordinary course of business;

          (4) substantial increase in the compensation payable by Dynamic to any of its employees, directors, independent contractors or agents, or increase in, or institution of, any bonus, insurance, pension, profit-sharing or other employee benefit plan or arrangements made to, for or with the employees, directors, independent contractors or agents of Dynamic;

          (5) payment by Dynamic of any dividend or other distribution to its stockholders other than compensation as an employee of Dynamic;

          (6) material change in the accounting methods or practices employed by Dynamic or change in adopted depreciation or amortization policies; or

          (7) strike, work stoppage or other labor dispute by or with Dynamic employees which adversely affects Dynamic operations.

     5.5 Licenses. Dynamic has all Licenses necessary for it to occupy, operate and conduct its business, and there do not exist any waivers or exemptions relating thereto. To the knowledge of Dynamic, there is no material default on the part of Dynamic under any of the Licenses and there exist no grounds for revocation, suspension or limitation of any of the Licenses. Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereunder will result in any revocation or termination of any License.

     5.6 Medicare, Medicaid and Other Third-Party Payors. Dynamic is a party to contracts with parties who participate in and are "providers" under the Programs. Dynamic has materially complied with all rules and regulations of the Programs and with all statutes and regulations governing the Programs in the conduct of the business carried on by Dynamic, including conduct under any Dynamic Contracts related to the Programs. Dynamic, without inquiry, is not aware of any claims, actions or appeals pending with respect to any such providers or of any disallowances against any such providers, including which disallowances, in the aggregate, exceed Ten Thousand and No/100 Dollars ($10,000.00), but not limited to, material disallowances for any fees charged by Dynamic to such providers; and Dynamic is not aware of any such providers receiving notice of any

<PAGE 64>

                                 16

pending, threatened or possible decertification or other loss of participation in any of the Programs.

     5.7  Contracts.

          (a) ACS2 and Advanced have had an opportunity to review copies of all written Dynamic Contracts, including the contracts referenced in Section 5.6, and a list of all written Dynamic Contracts is attached hereof as Exhibit 5.7(a). In addition, included in Exhibit 5.7(a) is a written synopsis of key terms of all oral Dynamic Contracts. No Dynamic Contract has been modified or amended from the form which has been provided to ACS2 for review. No event or condition has happened or presently exists which constitutes a default or breach or, after notice or lapse of time or both, would constitute a default or breach by any party under any Dynamic Contract. Except as listed in Exhibit 5.7(a) attached hereto, no Dynamic Contract has been entered into with any affiliate of Dynamic. Consummation of the Contribution will not default, alternate or terminate any Dynamic Contracts. Neither Dynamic nor the Dynamic Subsidiaries have issued or granted any outstanding powers of attorney.

          (b) To its knowledge, Dynamic has no claims as of the date hereof against Advanced, its affiliates or representatives with regard to the Interim Management Contract.

     5.8  Environmental Matters.

          (a) Hazardous Substances. As used in this Section, the term "Hazardous Substances" means any hazardous or toxic substances, materials or wastes, including but not limited to those substances, materials, and wastes defined in Paragraph 101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), listed in the United States Department of Transportation Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances pursuant to 40 CFR Part 302, or which are regulated under any other Environmental Law (as such term is defined herein), and any of the following: hydrocarbons, petroleum and petroleum products, asbestos, polychlorinated biphenyls, formaldehyde, radioactive substances (other than naturally occurring materials in place), flammables and explosives.

          (b)  Compliance with Laws and Regulations.   All
operations or activities of Dynamic on, and any use or occupancy by Dynamic of, the real estate necessary to operate the business of Dynamic are in material compliance with any and all laws, regulations, orders, codes, judicial decisions, decrees, licenses, permits and other applicable requirements of governmental authorities with respect to Hazardous Substances, pollution or protection of human health and safety (collectively, "Environmental Law"), including but not limited to the release, emission, discharge, storage and removal of Hazardous Substances. To the knowledge of Dynamic, without inquiry, all prior owners, operators and occupants of such real estate complied with Environmental Law. Dynamic is not aware of any pending or threatened claim, lawsuit, investigation or inquiry regarding non-compliance with Environmental Law pertaining to the operations of, or real estate leased by, Dynamic.

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                                 17

     5.9 Litigation. Except as set forth in Exhibit 5.9(a) attached hereto, there are no lawsuits, proceedings, actions, arbitrations, governmental investigations, claims, inquiries or proceedings pending or, to the knowledge of Dynamic, threatened involving Dynamic. Except as set forth in Exhibit 5.9(b), Dynamic knows of no basis for any lawsuits, proceedings, actions, arbitrations, governmental investigations, claims, inquiries or proceedings involving Dynamic. Dynamic believes that none of the matters listed in Exhibit 5.9(a) or Exhibit 5.9(b) would, singly or in the aggregate, reasonably be expected to materially adversely affect Dynamic or its operations. Except as set forth on Exhibit 5.9(c) attached hereto, neither Dynamic nor the Dynamic Subsidiaries have any outstanding liabilities or obligations, contingent or otherwise, that individually exceed $5,000 or exceed $20,000 in the aggregate.

     5.10  Employees.

          (a) Exhibit 5.10 attached hereto sets forth: (i) a complete list of all of Dynamic's employees, and rates of pay, (ii) the employment dates and job titles of each such person, and (iii) categorization of each such person as a full-time or part-time employee of Dynamic. For purposes of this Section, "part-time employee" means an employee who is employed for an average of fewer than twenty (20) hours per week or who has been employed for fewer than six (6) of the twelve (12) months preceding the date on which notice is required pursuant to the WARN.

          (b) Dynamic is not a party to any labor contract, collective bargaining agreement, contract, letter of understanding, or any other arrangement, formal or informal, with any labor union or organization which obligates it to compensate its employees at prevailing rates or union scale, nor are any of such employees represented by any labor union or organization. There is no pending or, to the knowledge of Dynamic, threatened labor dispute, work stoppage, unfair labor practice complaint, strike, administrative or court proceeding or order between Dynamic and any of its employees. There is no pending or, to the knowledge of Dynamic, threatened suit, action, investigation or claim between
Dynamic and any of its present or former employees.   Dynamic knows
of no labor union organizing activity at any location of Dynamic within the last three (3) years.

     5.11 Insurance. Dynamic has in effect and has continuously maintained since December 21, 1997 insurance coverage for all of its operations, personnel and assets. Exhibit 5.11 attached hereto sets forth a summary of Dynamic's current insurance coverage (listing type, carrier and limits), and includes a list of any pending insurance claims relating to Dynamic. Dynamic has complied with all provisions of its insurance policies, including but not limited to obligations to inform carriers of possible claims under such insurance coverage.

     5.12 Broker's or Finder's Fee. Dynamic has not employed, and is not liable for the payment of any fee to, any finder, or similar person in connection with the transactions contemplated under this Agreement other than Genesis Merchant Group Securities LLC whose fees and expenses shall be paid by Dynamic.

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                                 18

     5.13 Conflicts of Interest. Except as described in Exhibit 5.13, to the knowledge of Dynamic, none of the following is either a supplier of goods or services to Dynamic, or directly or indirectly controls or is a director or officer of any corporation, firm, association, partnership or other business entity that is a supplier of goods or services to Dynamic: (a) any director, officer, consultant or shareholder (indirect or direct) of Dynamic, or (b) any entity under common control with Dynamic.

     5.14 Employee Benefit Plans. Other than health and comparable insurance, Dynamic does not maintain or contribute to, or is required to maintain or contribute to, any "employee welfare benefit plan" or any "employee pension benefit plan" as each is defined in the Employee Retirement Income Security Act of 1974 as amended. Further, no such benefit plans covered employees of Dynamic during the period of their employment with any predecessor of Dynamic, including any multi-employer pension plan as defined under the Code. Accordingly, there are no unfunded liabilities of Dynamic under any benefit plans.

     5.15 Compliance with Healthcare and Other Laws. The business of Dynamic has been and is currently operated in material compliance with all applicable laws, rules and regulations of each jurisdiction in which the business of Dynamic is conducted.
Dynamic has not made any kickback, bribe or payment to any person or entity, directly or indirectly, for referring, recommending or arranging business or patients with, to or for Dynamic which action could have a material adverse effect on the business of Dynamic.
No bulk sales or similar statute under the laws of the States of Nevada or Delaware applies to the transactions contemplated under this Agreement. The transactions contemplated under this Agreement comply with any applicable antitrust or similar laws of the States of Nevada and Delaware. To the knowledge of Dynamic, none of the Dynamic Contracts and no activity of Dynamic violates Section 1877 of the Social Security Act or any similar provision of applicable state law in any material respect. To the knowledge of Dynamic, none of the Dynamic Contracts and no activity of Dynamic violates provisions of applicable state law relating to kickbacks, self-referrals, fee-splitting or the corporate practice of medicine in any material respect.

     5.16 WARN Act. Since ninety (90) days prior to Closing, Dynamic has not temporarily or permanently closed or shut down any single site of employment or any facility or any operating unit, department or service within a single site of employment, as such terms are used in WARN.

     5.17  Tax Returns; Taxes.

          (a) Dynamic has filed all federal, state and local tax returns and tax reports required by such authorities to be filed as of the date hereof. Dynamic has paid all taxes, assessments, governmental charges, penalties, interest and fines due or claimed to be due as of the time of Closing (including, without limitation, taxes on properties, income, franchises, licenses, sales and payrolls) by any federal, state, local or other authority. Additionally, the reserves for taxes reflected in the "Dynamic Financial Statements" (as defined in Section 5.20) are adequate to cover all tax liabilities accrued as of the respective dates thereof. There is no pending tax examination or audit of, nor

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                                 19

any action, suit, investigation or claim asserted or, to the knowledge of Dynamic, threatened against Dynamic by any federal, state, local or other authority; and there is no basis therefor. Dynamic has not requested or been granted any extension of the limitation period applicable to any tax claims.

          (b) Dynamic has complied with all applicable laws, rules and regulations relating to the payment and withholding of taxes and has timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over. No agreements have been made by Dynamic to waive the statute of limitations for the assessment or payment of any taxes. To the knowledge of Dynamic, Dynamic has not committed any violation of any federal, state, local or other tax laws.

     5.18 Tax Reorganization. Dynamic has neither taken nor failed to take any action which would prevent the Contribution from being treated as a tax-free contribution under Section 721 of the Code, or the Merger from constituting a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

     5.19 Title to and Conditions of Assets. Dynamic is the sole legal and beneficial owners of the personal property used in operating its business, including all personal property reflected in the Dynamic Financial Statements, and all such personal property is owned by Dynamic free and clear of all liens, security interests, charges and encumbrances, except as noted in Exhibit 5.19(a) attached hereto. Dynamic owns no real property, but is in lawful possession of the real estate it leases. Dynamic is in material compliance with respect to all leases of real estate entered into for the conduct of its business. All equipment owned or leased Dynamic performs the respective functions they are supposed to perform and are in good working order, ordinary wear and tear accepted. The inventory of Dynamic is, in aggregate, of a quality and quantity customarily used in the ordinary course of business. All Intellectual Property owned or used by Dynamic is listed and described in Exhibit 5.19(b) attached hereto. Dynamic is the sole legal and beneficial owner of such Intellectual Property. No proceedings have been instituted or pending or, to the knowledge of Dynamic, threatened which challenge the validity of the ownership or use by Dynamic of any such Intellectual Property. Dynamic has not licensed a third party to use any such Intellectual Property, and Dynamic has no knowledge of the unlawful use or infringement of any such Intellectual Property by any other person. Dynamic possesses adequate and enforceable licences to use all Intellectual Property currently used but not owned by Dynamic.


     5.20 SEC Information. Dynamic Stock is reported only on the Nasdaq O.T.C. Bulletin Board, the Frankfurt, Munich and Berlin Germany Exchanges. Dynamic has provided to ACS2 true and complete copies, as filed with the Securities Exchange Commission ("SEC") and applicable German authorities, of Dynamic's Annual Report on Form 10-K (or other form) for the fiscal year end December 31, 1997, Quarterly Reports on Form 10-Q (or other form) for the fiscal quarters ended March 31, 1998, June 30, 1998, September 30, 1998 and March 31, 1999, proxy materials for the 1998 and 1999 Annual Meeting of Stockholders, all other reports and other documents filed with either the SEC, the NASDAQ Stock Market, the Berlin, Munich and Frankfurt exchanges and all other German and foreign authorities, or distributed to Dynamic Stockholders since December

<PAGE 68>

31, 1997, and all press releases issued since December 31, 1997 (collectively, the "Dynamic Public Reports"). Each Dynamic Public Report is listed on Exhibit 5.20 attached hereto. Dynamic has received an extension for the filing of its most recently due Form 10-Q and will file such 10-Q in compliance with applicable law. Each of the Dynamic Public Reports, at the time it was filed with the appropriate authorities or otherwise issued or distributed, was prepared, filed and distributed timely and in accordance in all material respects with the applicable rules and regulations of such authorities and applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act") and other law, foreign or domestic, as the case may be, and did not, at the time they were so filed or mailed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of Dynamic contained in the Dynamic Public Reports (the "Dynamic Financial Statements") were prepared in accordance with, and complied as to form in all material respects with, applicable accounting requirements and with the published rules and regulations of the applicable authorities with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods indicated except to the extent required by changes in generally accepted accounting principles and as may be indicated in the notes thereto and fairly presented the consolidated balance sheet and the consolidated assets, liabilities and financial position of Dynamic as at the dates thereof and the consolidated results of operations and cash flows of Dynamic for the periods then ended. All intercompany charges or payments between Dynamic and any current or past affiliate are either set forth in the Dynamic Financial Statements or noted on Exhibit 5.20 attached hereto.

     5.21 Absence of Appraisal Rights. No stockholders of Dynamic will have any rights of appraisal of their shares of Dynamic Stock, dissenters' rights or any comparable rights, as a result of the transactions contemplated under this Agreement or the Merger
Agreement.

     5.22 No Omissions or Misstatements. There is no fact material to the aggregate assets, business, stock, liabilities or prospects of Dynamic which has not been set forth or described in this Agreement or in the Exhibits hereto. None of the information included in this Agreement and Exhibits hereto, or other documents furnished or to be furnished by Dynamic contains any untrue statement of a material fact or is misleading in any material respect or omits to state any material fact necessary in order to make any of the statements herein or therein not misleading in light of the circumstances in which they were made. Copies of all documents referred to in any Exhibit hereto have been delivered or made available to ACS2 and constitute true, correct and complete copies thereof and include all amendments, exhibits, schedules, appendices, supplements or modifications thereto or waivers thereunder.


                   ARTICLE VI. COVENANTS OF PARTIES

<PAGE 69>

     6.1 Preservation of Business and Assets. From the date hereof until the Closing, each party will use its best efforts and will do or cause to be done all such acts and things as may be necessary to preserve, protect and maintain intact the operation of its respective business and assets as a going concern consistent with prior practice and not other than in the ordinary course of business, including preserving, protecting and maintaining the goodwill of the suppliers, employees, clientele, patients and others having business relations with such party. Each party will use its best efforts to retain its employees in their current positions up to Closing. Through Closing, no party will acquire or sell or agree to acquire or sell, by merging or consolidating with, or by purchasing or selling a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof. The execution, delivery and consummation of this Agreement and the transactions contemplated hereunder will not give rise to any obligation of any party hereto, or any right of any holder of any security of any party hereto to require such party, to purchase, offer to purchase, redeem or otherwise prepay or repay any capital stock or other security, or deposit any funds to effect the same. All parties will use their best efforts to facilitate the consummation of the Contribution as contemplated hereunder and the Merger as contemplated under the Merger Agreement, including obtaining requisite approval of shareholders and other third parties.
Through Closing, with the exception of any shares of Advanced Common Stock issued pursuant to the cancellation agreements referenced in Section 1.7 and any shares of Dynamic Common Stock issued upon exercise of outstanding Dynamic Warrants, Dynamic Options or conversion of the Dynamic Secured Notes, no party will issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of its capital stock of any class, any voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities. Through Closing, no party will split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase, redeem or otherwise acquire any shares of its capital stock. From the date hereof until the Closing, no party will pay any dividend or distribution to its shareholders as such, and no party will, other than in the ordinary course of business, sell, discard or dispose of any of its assets.

     6.2 Retention of Assets of LLC. Neither Dynamic nor ACS2 intends or plan to dispose of, or to cause the LLC to dispose of, a significant part of any assets of the LLC, the Dynamic Subsidiaries or Advanced, now or hereafter owned or used, within five (5) years after Closing of the Merger, other than dispositions in the ordinary course of business.

     6.3 Absence of Material Change. From the date hereof until the Closing, no party will make any material change in its business or in the utilization of its assets and will not enter into any contract or commitment or any other transaction with respect to its business or its assets which is contrary to its representations, warranties and obligations as set forth in this Agreement.

     6.4 Material Transactions. Except as contemplated under this Agreement or the Merger, prior to the Effective Time of Contribution, each of ACS2, Advanced and the other

<PAGE 70>

ACS2 Subsidiaries, on the one hand, and Dynamic, LLC and the Dynamic Subsidiaries, on the other hand, will not, without first obtaining the written consent of the other:

          (a) dispose of or encumber any asset or enter into any transaction or make any contract commitment relating to the properties, assets and business of such entity, other than in the ordinary course of business or as otherwise disclosed herein;

          (b) enter into any employment contract which is not at will or terminable upon notice of thirty (30) days or less without penalty;

          (c) enter into any contract or agreement (i) which cannot be performed within three (3) months or less, or (ii) which involves the expenditure of over $10,000.00;

          (d) except as expressly stipulated in Section 6.1, issue or sell, or agree to issue or sell, any shares of capital stock or other securities of such entity;

          (e) make any payment or distribution under any bonus, pension, profit-sharing or retirement plan or incur any obligation to make any such payment or contribution which is not in accordance with such entities usual past practice, or make any payment or contributions or incur any obligation pursuant to or in respect of any other plan or contract or arrangement of providing for bonuses, executive incentive compensation, pensions, deferred compensation, retirement payments, profit-sharing or the like, establish or enter into any such plan, contract or arrangement, or terminate any plan;

          (f) extend credit to anyone except in the ordinary course of business consistent with prior practice;

          (g) guarantee the obligation of any person, firm or corporation;

          (h) amend its Operating Agreement, Charter or Bylaws, or applicable organizational documents;

          (i) set aside or pay any cash or stock dividend or any other distribution on or in respect of its capital stock or other securities or any redemption, retirement or purchase with respect to its capital stock or other securities or issue any additional shares of its capital stock or other securities; or engage in any stock split, recapitalization, reorganization or comparable transaction;

          (j) discharge or satisfy any lien, charge, encumbrance or indebtedness outside the ordinary course of business;

          (k) institute, settle or agree to settle any litigation, action or proceeding before any court or governmental body other than against or by former officers, directors and related parties;

          (l) authorize any compensation increase of any kind whatsoever for any employee, consultant or other representative; or

<PAGE 71>

          (m)  engage in any extraordinary transaction.

     6.5  [Omitted.]

     6.6  Certain Tax Matters.

          (a) During the period from the date hereof through the Effective Time of Contribution, no party will knowingly or negligently take or fail to take any action that would jeopardize the treatment of the Contribution as a tax-free contribution or the treatment of the Merger as a "reorganization" within the meaning of
Section 368(a)(1)(A) of the Code (and any comparable provisions of applicable state law). All parties shall report the Merger as a reorganization as in Section 368(a) of the Code, and shall not take any position inconsistent with this characterization except in the event of a contrary final determination of the Internal Revenue Service. If any party receives notice of any contrary position by the Internal Revenue Service any party hereto may, at its option and sole expense, contest such position, in which event the other parties hereto shall cooperate with such contest as reasonably requested by the contesting party.

          (b) Each party shall provide to any other party, at the expense of the requesting party, with such assistance as may reasonably be requested by either of them in connection with the preparation of any tax return, any audit or other examination by any regulatory authority, or any judicial or administrative proceedings relating to liability for taxes, and each will retain and provide the requesting party with any records or information that may be relevant to any of the foregoing.

     6.7  Preserve Accuracy of Representations and Warranties.
Each party will refrain from taking any action which would render any of its representations and warranties contained in this Agreement untrue, inaccurate or misleading as of Closing. Through Closing, each party will promptly notify the other parties of any lawsuit, claim, audit, investigation, administrative action or other proceeding asserted or commenced against such party that may involve or relate in any way to another party to this Agreement. Each party will promptly notify the other parties of any facts or circumstances that come to its attention and that cause, or through the passage of time may cause, any of a party's representations, warranties or covenants to be untrue or misleading at any time from the date hereof through Closing.

     6.8 Notice of Subsequent Events. Each party hereto shall notify the other parties in writing of any changes, additions or events of which it has knowledge which would cause any material change in or material addition to this Agreement or the Merger Agreement (including but not limited to the Exhibits attached hereto and thereto) promptly after occurrence of the same. If the effect of such change or addition would, individually or in the aggregate with the effect of changes or additions previously disclosed pursuant to this Section, constitute a material adverse effect on the notifying party, the non-notifying party may, within
(ten) 10 days after receipt of such written notice, elect to terminate this Agreement and the Merger Agreement. If the non-notifying party does not give written notice of such termination with such ten (10)-day period, the non-notifying party shall be

<PAGE 72>
deemed to have consented to such change or addition and shall not be entitled to terminate this Agreement by reason thereof.


     6.9 Medicare and Medicaid Reporting. Through Closing, the parties will timely file or cause to be filed all reports and claims of every kind, nature or description, required by law or by written or oral contract to be filed with respect to the purchase of services by third party payors, including, but not limited to, Medicare, Medicaid and Blue Cross.

     6.10 Current Return Filing. Each party will continue to be responsible for the preparation and filing of all of such party's own tax returns which were due before, on or after the Closing, and the payment of all taxes due.

     6.11 Maintain Books and Accounting Practices. From the date hereof until the Closing, each party will maintain its books of account in the usual, regular and ordinary manner on a basis consistent with prior years and will make no change in its accounting methods or practices.

     6.12 Compliance with Laws and Regulatory Consents. From the date hereof until the Closing, (a) each party will comply with all applicable statutes, laws, ordinances and regulations, (b) each party will keep, hold and maintain all of its Licenses, (c) each party will use its reasonable efforts and will cooperate fully with the other parties hereto to obtain all consents, stockholder and other approvals, exemptions and authorizations of third parties, whether governmental or private, necessary to consummate the Contribution and Merger, and (d) each party will make and cause to be made all filings and give and cause to be given all notices which may be necessary or desirable on their part under all applicable laws and under their respective contracts, agreements and commitments in order to consummate the Contribution and Merger.

     6.13 Maintain Insurance Coverage. From the date hereof until the Closing, each party will maintain and cause to be maintained in full force and effect all its currently existing insurance on such party's assets and the operations of such party's business and will provide at Closing written evidence satisfactory to each other party that such insurance continues to be in effect and that all premiums due have been paid.

     6.14 Closing Deliveries. At Closing the parties will deliver or cause to be delivered the following in form and substance reasonably satisfactory to the other parties:

          (a) 	ACS2 will deliver to the LLC stock certificates
evidencing all Advanced Stock, duly endorsed by ACS2 or with stock powers attached; provided, however, that ACS2 will not be deemed in breach of this Agreement if it fails to obtain the same from its shareholders.

          (b) 	Dynamic will deliver to the LLC stock certificates
evidencing the outstanding capital stock of the Dynamic
Subsidiaries duly endorsed by Dynamic or with stock powers attached.

<PAGE 73>

          (c) 	Advanced, Dynamic and the LLC will each execute and
deliver Acceptance and Contribution Contracts, the form of which is attached hereto as Exhibit 6.14(c). The LLC will issue to Dynamic and ACS2 Contribution Consideration as contemplated under Section 1.3.


          (d) 	ACS2 and Dynamic will execute and deliver the
Operating Agreement regarding their ownership interests in the LLC, (in the form attached hereto as Exhibit 6.14(d).)

          (e) 	Advanced will deliver the cancellation agreements
referenced in Section 1.7; provided, however, that Advanced will not be deemed in breach of this Agreement if it fails to obtain the same from the individual holders of Advanced Warrants, Advanced Options and Advanced SARs.

          (f) 	Each party will deliver to the other parties a
certificate of an officer of delivering party, dated as of Closing, certifying that (i) each covenant and obligation of such party hereunder has been complied with, (ii) each representation, warranty and covenant of such party hereunder is true and correct at the Closing as if made on and as of the Closing, and (iii) each representation, warranty and covenant of such party under the Merger Agreement is true and correct at the Closing as if made on and as of the Closing.

          (g) 	Each party will deliver an opinion of its legal
counsel, in form and substance reasonably acceptable to the receiving party(ies).

          (h) 	Each party shall deliver such customary certificates
of its officers and such other customary closing documentation as may be reasonably requested by the other parties, including without limitation:

               (i)	 Certificates of Existence and/or "Good
Standing" regarding the delivering party and its subsidiaries, certified by the appropriate Secretary of State and dated within ten (10) business days of Closing;

               (ii)  Incumbency Certificates certifying the
identity of the officers of the delivering party and its subsidiaries; and

               (iii)  Charters or Operating Agreements, as
certified by the appropriate Secretary of State within ten (10) business days of Closing, and Bylaws, as certified by an appropriate officer as of Closing, of the delivering party and its subsidiaries.

               (iv) copies of all resolutions and/or unanimous written consent actions adopted by or on behalf of the board of directors and, if applicable, the stockholders of each party authorizing the transactions contemplated hereunder, certified by an officer as of the date of Closing in form reasonably acceptable to the receiving party.

<PAGE 74>

                ARTICLE VII.   CONDITIONS TO CLOSING


      7.1  Conditions to Each Party's Obligation to Effect the
Merger. The obligation of each party to effect the Contribution shall be subject to the fulfillment at or prior to the Closing of the following conditions:

          (a) 	No action or proceeding before a court or other
governmental body by any governmental agency or public authority shall have been instituted or threatened to restrain or prohibit the transactions contemplated under this Agreement or the Merger Agreement or to obtain an amount of damages or other material relief in connection with the execution of this Agreement, the Merger Agreement or any related agreements or the consummation of the Contribution and/or Merger; and no governmental agency shall have given notice to any party hereto to the effect that consummation of the transactions contemplated under this Agreement would constitute a violation of any law or that it intends to commence proceedings to restrain consummation of the Contribution or Merger.

          (b) 	All consents, authorizations, orders and approvals
of (or filings or registrations with) any governmental commission, board or other regulatory body or any other third party (including lenders and lessors) required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made.

          (c) 	The parties shall have entered into a mutual release
regarding the Interim Management Agreement dated December 7, 1998.

     7.2  Further Conditions to Obligation of Dynamic and LLC to
Effect the Contribution. The obligation of Dynamic and LLC to effect the Contribution shall also be subject to the fulfillment at or prior to the Closing of the following conditions:

          (a) 	ACS2 and Advanced shall each have performed its
respective obligations contained in this Agreement, including but not limited to the deliveries stipulated in Section 6.14, required to be performed on or prior to the Closing and the representations and warranties of ACS2 and Advanced contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing.

          (b) 	From the date of this Agreement until the Effective
Time of Contribution, there shall not have occurred any material change in the financial condition, business, operations or prospects of Advanced or the other ACS2 Subsidiaries that would have or would be reasonably likely to have a material adverse effect on the operation of Advanced or the other ACS2 Subsidiaries; provided, however, that for purposes of determining whether there shall have been any such material changes, any adverse change resulting from or relating to general industry or economic conditions shall be disregarded.

          (c) 	Dynamic and Kevin D. Lee shall have agreed to enter
into an Employment Agreement and a Stock Option Agreement upon consummation of the Merger, each in the respective form attached hereto as Exhibit 7.2(c).

<PAGE 75>

          (d) 	Dynamic and its representatives shall have had
reasonable access of inspection of the business of ACS2 and the ACS2 Subsidiaries in connection with Dynamic's due diligence review, and the results of Dynamic's inspection and due diligence review shall be acceptable to it. Further, should any such due diligence reveal a matter reasonably related to any representation, warranty or covenants herein or any exhibit hereto, Dynamic may require appropriate amendment(s) to address such matter.

     7.3  Further Conditions to Obligation of ACS2 to Effect the
Contribution. The obligations of ACS2 to effect the Contribution shall also be subject to the fulfillment at or prior to the Closing of the following conditions:

          (a) Each of Dynamic and LLC shall have performed its respective obligations contained in this Agreement, including but not limited to the deliveries stipulated in Section 6.14, required to be performed on or prior to the Closing and the representations and warranties of Dynamic and the LLC contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing. In addition, the security holders of Advanced and its affiliates shall have executed and/or delivered the applicable documents noted in Section 6.14.

          (b) From the date of this Agreement until the Effective Time of Contribution, there shall not have occurred any material change in the financial condition, business, operations or prospects of Dynamic or Dynamic Subsidiaries that would have or would be reasonably likely to have a material adverse effect on the operations of Dynamic or Dynamic Subsidiaries; provided, however, that for purposes of determining whether there shall have been any such material changes, any adverse change resulting from or relating to general industry or economic conditions shall be disregarded.

          (c) Dynamic and Kevin D. Lee shall have agreed to enter into the employment and stock option agreements referenced in
Section 7.2(c).

          (d) ACS2, Advanced and their representatives shall have had reasonable access of inspection of the business of Dynamic and the Dynamic Subsidiaries in connection with ACS2' and Advanced's due diligence review, and the results of ACS2' and Advanced's inspection and due diligence review shall be acceptable to it. Further, should any such due diligence reveal a matter reasonably related to any representation, warranty or covenant herein or any exhibit hereto, ACS2 and/or Advanced may require appropriate amendment(s) to address such matter.

          (e) Documentation, in form and substance reasonably acceptable to ACS2, will have been executed and delivered electing the officers and directors of the LLC and the other Dynamic
Subsidiaries as contemplated under Section 1.6.

<PAGE 76>

     ARTICLE VIII. TERMINATION; AMENDMENT; EXTENSION AND WAIVER

     8.1 Termination by Mutual Consent. This Agreement may be terminated and the Contribution and Merger may be abandoned at any time prior to the Effective Time of Contribution, by the mutual consent of the Boards of Directors of ACS2 and Dynamic.

     8.2 Termination by Either ACS2 or Dynamic. This Agreement may be terminated and the Contribution and Merger may be abandoned by action of the Board of Directors of ACS2 or Dynamic if (a) the Contribution shall not have been consummated by March 31, 1999, (b) there has been a breach by the other party (or an affiliate of the other party) of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a material adverse effect on the operations of the other party, or
(c) there has been a breach of any of the covenants or agreements set forth in this Agreement on the part of the other party (or an affiliate of the other party), which breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by the terminating party.

     8.3 Effect of Termination and Abandonment. Upon termination of this Agreement pursuant to Section 8.1 or 8.2, this Agreement and the Merger Agreement, along with all agreements and documents (including opinion of counsel) related thereto, shall be void and of no force or effect, and there shall be no liability by reason of this Agreement or the Merger Agreement, or the termination thereof, on the part of any party hereto, or on the part of the respective directors, officers, employees, agents, representatives or shareholders of any of them; provided that this
Section 8.3 will not relieve any party from liability for damages incurred as a result of any willful breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     8.4 Failure to Consummate Merger. If the Merger is not consummated as contemplated under the Merger Agreement, either party may cause a liquidation and dissolution of the LLC to occur pursuant to the terms of Article XII of the Operating Agreement of the LLC and Section 8.5(2) of the Merger Agreement, the effect of which will be to reverse the transactions consummated pursuant to the terms of this Agreement. In such event, there shall be no liability by reason of this Agreement, the Merger Agreement or the termination hereof or thereof, on the part of any party hereto, or on the part of the respective directors, officers, employees or shareholders of any of them, except as stipulated in said Section 8.5(b) of the Merger Agreement.

     8.5 Extension; Waiver. At any time prior to the Closing, any party hereto, by action taken by its Board of Directors evidenced in writing, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to a waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

<PAGE 77>

     ARTICLE IX. SURVIVAL OF PROVISIONS AND INDEMNIFICATION

     9.1 Survival. The covenants, obligations, representations and warranties of ACS2 and Advanced, Dynamic and the LLC contained in this Agreement, or in any certificate or document delivered pursuant to this Agreement, will be deemed to be material and to have been relied upon by the parties hereto notwithstanding any investigation prior to the Closing, will survive the Closing, will not be merged into any documents delivered in connection with the Closing and will terminate two (2) years after Closing; provided however, that if a notice claiming indemnity is properly delivered pursuant to Section 9.4, the indemnification obligations will not expire with respect to such claim(s) until the same are resolved as contemplated hereunder.

     9.2 Indemnification by Dynamic. Subject to the provisions of Section 8.3 and Section 9.5, Dynamic and the LLC shall jointly and severally indemnify, defend and hold ACS2, Advanced and the other ACS2 Subsidiaries, their officers, directors, employees and representatives, and the ACS2 stockholders harmless against any and all losses, costs and expenses (including reasonable cost of investigation, court costs and legal fees actually incurred) and other damages resulting from (a) any breach by Dynamic or LLC of any of its covenants, obligations, representations or warranties or breach or untruth of any representation, warranty, fact or conclusion pertaining to Dynamic, the LLC and/or the Dynamic Subsidiaries contained in this Agreement, the Merger Agreement or any certificate or document of Dynamic or LLC delivered pursuant to this Agreement, and (b) any claim that is brought or asserted by any third party(ies) arising out of the ownership, licensing, operation or conduct of Dynamic, LLC and the Dynamic Subsidiaries through the Closing.

      9.3  Indemnification by ACS2.  Subject to the provisions of
Section 8.3 and Section 9.5, ACS2 shall indemnify, defend and hold Dynamic, the Dynamic Subsidiaries, their officers, directors, employees and representatives, and the Dynamic stockholders harmless against any and all losses, costs and expenses (including reasonable cost of investigation, court costs and legal fees actually incurred) and other damages resulting from (a) any breach by ACS2 of any of its covenants, obligations, representations or warranties or breach or untruth of any representation, warranty, fact or conclusion pertaining to ACS2 contained in this Agreement, the Merger Agreement or any certificate or document of ACS2 delivered pursuant to this Agreement, and (b) any claim that is brought or asserted by any third party(ies) arising out of the ownership, licensing, operation or conduct of ACS2 and the ACS2 Subsidiaries through the Closing.

     9.4 Indemnification by Advanced. Subject to the provisions of Section 8.3 and Section 9.5, Advanced shall indemnify, defend and hold Dynamic, the Dynamic Subsidiaries, their officers, directors, employees and representatives, and the Dynamic stockholders harmless against any and all losses, costs and expenses (including reasonable costs of investigation, court costs and legal fees actually incurred) and other damages resulting from
(a) any breach by Advanced of any of its covenants, obligations, representations or warrants or breach or untruth of any representation, warranty, affect or conclusion pertaining to Advanced and/or the ACS2 Subsidiaries contained in this Agreement, the Merger Agreement or any certificate or document of Advanced delivered

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                                 30

pursuant to this Agreement, and (b) any claim that is brought or asserted by any third party(ies) arising out of the ownership, licensing, operation or conduct of Advanced and the other ACS2 Subsidiaries through the Closing.

     9.5 Rules Regarding Indemnification. The obligations and liabilities of each party hereto (the "indemnifying party") which may be subject to indemnification liability hereunder to the other party(ies) (the "indemnified party") will be subject to the following terms and conditions:

          (1) Claims by Non-Parties. The indemnified party will give written notice to the indemnifying party, within such time as not to prejudice unduly the indemnifying party's ability to defend against the underlying claim, of any written claim by a third party which is likely to give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in this Article, stating with reasonable specificity the nature of said claim and the amount thereof, to the extent known. The indemnified party will give notice to the indemnifying party that pursuant to the indemnity, the indemnified party is asserting against the indemnifying party a claim with respect to a potential loss from the third party claim, and such notice will constitute the assertion of a claim for indemnity by the indemnified party. If, within ten (10) days after receiving such notice, the indemnifying party advises the indemnified party that it will provide indemnification and assume the defense at its expense, then so long as such defense is being conducted, the indemnified party will not settle or admit liability with respect to the claim without the consent of the indemnifying party and will afford to the indemnifying party and defending counsel reasonable assistance in defending against the claim. If the indemnifying party assumes the defense, counsel reasonably acceptable to the indemnified party will be selected by such party and if the indemnified party then retains its own counsel, it will do so at its own expense. If the indemnified party does not receive a written objection to the notice from the indemnifying party within ten (10) days after the indemnifying party's receipt of such notice, the claim for indemnity will be conclusively presumed to have been assented to and approved, and in such case the indemnified party may control the defense of the matter or case and, at its sole discretion, settle or admit liability. If within the aforesaid ten (10) day period the indemnified party will have received written objection to a claim (which written objection will briefly describe the basis of the objection to the claim or the amount thereof, all in good faith), then for a period of thirty (30) days after receipt of such objection the parties will attempt to settle the dispute as between the indemnified party and indemnifying parties. If they are unable to settle the dispute, the unresolved issue or issues will be settled by a court of competent jurisdiction located in Nashville, Tennessee. During the pendency of any such dispute, the indemnified party may control all aspects of the defense of the matter or case.

          (2) Claims by a Party. The determination of a claim asserted by a party hereunder (other than as set forth in subsection (1) above) pursuant to this Article will be made as follows: the indemnified party will give written notice to the indemnifying party, within such time as not to prejudice unduly the indemnifying party's ability to defend against the underlying claim, of any claim by the indemnified party which has not been made pursuant to subsection (1) above, stating with reasonable specificity the nature of such claim and the amount thereof, to the extent known. The claim will be deemed to have

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                                 31

resulted in a determination in favor of the indemnified party and to have resulted in a liability of the indemnifying party in an amount equal to the amount of such claim estimated pursuant to this clause
(2) if within thirty (30) days after the indemnifying party's receipt of the claim the indemnified party will not have received written objection to the claim. In such event, the claim will be conclusively presumed to have been assented to and approved. If within the aforesaid thirty (30)-day period the indemnified party will have received written objection to a claim (which written objection will briefly describe the basis of the objection to the claim or the amount thereof, all in good faith), then for a period of sixty (60) days after receipt of such objection the parties will attempt to settle the disputed claim as between the indemnified and indemnifying parties. If they are unable to settle the dispute, the unresolved issue or issues will be settled by a court of competent jurisdiction located in Nashville, Tennessee.

     9.6 Exclusive Remedy. The indemnification obligations under this Article IX are the sole and exclusive remedies available to ACS2, Advanced, Dynamic and the LLC with respect to this Agreement and the transactions contemplated hereunder. The parties hereto expressly acknowledge and agree that they may make no claim nor institute any action against any security holder of ACS2 with respect to this Agreement, any related agreement or the transactions contemplated hereunder and thereunder.


                    ARTICLE X. MISCELLANEOUS

     10.1 Expenses. Except as otherwise provided in this Agreement, each party will pay all of its expenses in connection with the negotiation, execution, and implementation of the transactions contemplated under this Agreement.

     10.2 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given: (a) if delivered personally or sent by facsimile, on the date received, (b) if delivered by overnight courier, on the day after mailing, and (c) if mailed, five (5) days after mailing with postage prepaid. Any such notice will be sent as follows:

          To ACS2 or Advanced:

          Advanced Clinical Systems, Inc.
          49 Music City West, Suite 502
          Nashville, TN 37203-3272
          Attn: Kevin D. Lee

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                                 32

          with a courtesy copy to:

          Lauren Anderson
          Harwell Howard Hyne Gabbert & Manner, P.C.
          1800 First American Center
          315 Deaderick Street
          Nashville, Tennessee  37238

          To Dynamic and LLC:

          Dynamic Associates, Inc.
          Suite B-169
          7373 N. Scottsdale
          Scottsdale, Arizona 85253

          with courtesy copies to:

          Michael H. Taylor                 Michael A. Cane
          O'Neill & Company                 Cane & Company
          Suite 1880, Royal Centre          Suite 1200
          1055 West Georgia Street,         101 Convention Center Dr
          Box 11122                         Las Vegas, Nevada
          Vancouver, British Columbia       89109
          V6E 3P3

     10.3 Confidentiality; Prohibition on Trading. All parties agree to maintain the confidentiality of the existence of this Agreement and the Merger Agreement and the transactions contemplated hereunder and thereunder, unless disclosure is required by law and except for disclosures to be made in connection with obtaining shareholder approval and other third party consents, and actions required to consummate the contemplated transactions.
 ACS2, Advanced and the other ACS2 Subsidiaries agree not to trade in the securities of Dynamic based upon any nonpublic information.

     10.4 Controlling Law. This Agreement will be construed, interpreted and enforced in accordance with the substantive laws of the State of Delaware, without giving effect to its conflicts of laws provisions.

     10.5 Headings. Any table of contents and Section headings in this Agreement are for convenience of reference only and will not be considered or referred to in resolving questions of interpretation.

     10.6 Benefit. This Agreement will be binding upon and will inure to the benefit of the parties hereto and their successors and assigns; however, no party may assign any rights or delegate any duties hereunder without the prior written consent of the other parties hereto. Any prohibited assignment or delegation will be deemed null and void.


     10.7 Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement will not affect the other provisions hereof, and this Agreement will be

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                                 33

construed in all respects as if such invalid or unenforceable provisions were omitted. Further, there will be automatically substituted for such invalid or unenforceable provision a provision as similar as possible which is valid and enforceable.

     10.8 Counterparts and Facsimiles. This Agreement may be executed simultaneously in two (2) or more counterparts each of which will be deemed an original and all of which together will constitute but one and the same instrument. The signature page to this Agreement and all other documents required to be executed at Closing may be delivered by facsimile and the signatures thereon will be deemed effective upon receipt by the intended receiving party.

     10.9 Interpretation. All pronouns and any variation thereof will be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or entity, or the context, may require. Further, it is acknowledged by the parties that this Agreement has undergone several drafts with the negotiated suggestions of both; and, therefore, no presumptions will arise favoring either party by virtue of the authorship of any of its provisions or the changes made through revisions.

     10.10 Entire Agreement, Waivers. This Agreement, including the Exhibits and Attachments hereto, constitutes the entire Agreement between the parties hereto with regard to the matters contained herein and it is understood and agreed that all previous undertakings, negotiations, letter of intent and agreements between the parties, other than the Merger Agreement and documents related thereto, are merged herein. This Agreement may not be modified orally, but only by an agreement in writing signed by the parties hereto. The failure of any party to this agreement, or the failure of any stockholder of ACS2, to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights. Neither the failure nor any delay on the part of any party hereto in exercising any rights, power or remedy hereunder will operate as a waiver thereof, or of any other right, power or remedy; nor will any single or partial exercise of any right, power or remedy preclude any further or other exercise thereof, or the exercise of any other right, power or remedy.

     10.11 Legal Fees and Costs. In the event any party hereto incurs legal expenses to enforce or interpret any provision of this Agreement, the prevailing party will be entitled to recover such legal expenses, including, without limitation, attorney's fees, costs and disbursements, in addition to any other relief to which such party will be entitled.

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                                 34

     IN WITNESS WHEREOF, the parties hereto have executed this Capital Contribution Agreement as of the date first above written.

"ACS2":

ACS2, INC.

By: /s/ Kevin D. Lee
Title: President



"ADVANCED":

ADVANCED CLINICAL SYSTEMS, INC.

By: /s/ Kevin D. Lee
Title: President


"DYNAMIC":

DYNAMIC ASSOCIATES, INC.

By: /s/ Jan Wallace
Title: President, CEO


"LLC"

ADVANCED-DYNAMIC, LLC

By: Kevin D. Lee
Title: Chief Manager

<PAGE 83>